Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

June 24, 2013	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064

Dear Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to AbbVie Inc. (the “Company”) in connection with the Company’s offer to exchange (the “Exchange Offer”) up to (i) $3,500,000,000 1.200% senior notes due 2015, (ii) $4,000,000,000 1.750% senior notes due 2017, (iii) $1,000,000,000 2.000% senior notes due 2018, (iv) $3,100,000,000 2.900% senior notes due 2022, (v) $2,600,000,000 4.400% senior notes due 2042 and (vi) $500,000,000 floating rate senior notes due 2015 (together, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The Exchange Notes are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of November 8, 2012, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), in exchange for and replacement of the Company’s outstanding (i) $3,500,000,000 1.200% senior notes due 2015, (ii) $4,000,000,000 1.750% senior notes due 2017, (iii) $1,000,000,000 2.000% senior notes due 2018, (iv) $3,100,000,000 2.900% senior notes due 2022, (v) $2,600,000,000 4.400% senior notes due 2042 and (vi) $500,000,000 floating rate senior notes due 2015 that have not been registered under the Act (together, the “Old Notes”). We have been informed that all of such aggregate principal amount of each series of Old Notes is outstanding as of the date hereof.

In connection with the Exchange Offer, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms. As to any facts material to the opinions expressed herein

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the forms examined by us) have been duly authorized by all necessary action on the part of the Company and have been duly executed, and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders tendering into the Exchange Offer in exchange for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be validly issued and binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP